Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
United Natural Foods, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-161800 and 333-51167) on Form S-3 of United Natural Foods, Inc. and (No. 333-208695, 333-161845, 333-161884, 333-19947, 333-19949, 333-19945, 333-71673, 333-56652, 333-106217, 333-123462, and 333-185637) on Form S-8 of United Natural Foods, Inc. of our report dated September 28, 2016, with respect to the consolidated balance sheets of United Natural Foods, Inc. as of July 30, 2016 and August 1, 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended July 30, 2016, and the effectiveness of internal control over financial reporting as of July 30, 2016, which report appears in the July 30, 2016 annual report on Form 10-K of United Natural Foods, Inc.
Our report dated September 28, 2016, on the effectiveness of internal control over financial reporting as of July 30, 2016, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of United Natural Foods, Inc. and subsidiaries’ internal control over financial reporting as of July 30, 2016, Nor-Cal Produce, Inc. ("Nor-Cal") and Haddon House Food Products, Inc. ("Haddon") internal control over financial reporting with associated assets of approximately $287.7 million (of which $92.7 million represents customer relationships and $50.8 million represents goodwill and intangible assets included within the scope of the assessment) and total revenue of $151.8 million generated by Nor-Cal and Haddon that was included in the Company’s consolidated financial statements as of and for the year ended July 30, 2016. Our audit of internal control over financial reporting of United Natural Foods, Inc. and subsidiaries also excluded an evaluation of the internal control over financial reporting of Nor-Cal and Haddon.
Providence, Rhode Island
September 28, 2016